POWER OF ATTORNEY


The undersigned, Elaine M. Royce ("Royce"), as a
Section 16 reporting person of TBS International Limited (the "Company"), hereby constitutes and appoints Tara C. DeMakes ("DeMakes"), as her true and lawful attorney-in-fact ("Attorney-In-Fact") to:

1. complete and
execute Forms ID, 3, 4 and 5 and other forms and all amendments thereto as such Attorney-In-Fact in her discretion shall determine to be required or advisable pursuant to Section 16 of the Securities Exchange Act of 1934 (as amended) ("Section 16") and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of Royce's ownership, acquisition or disposition of securities of the Company; and

2. do all acts necessary in order to file such forms with the Securities and Exchange Commission ("SEC"), any securities exchange or national association, the Company or such other person, entity or agency as the Attorney-In-Fact shall deem appropriate. Royce agrees to ratify and confirm and hereby ratifies and confirms, the signing, execution and delivery to the SEC, any securities exchange or national association, the Company or any other person, entity or agency on Royce's behalf, of all documents that the Attorney-In-Fact shall or purports to sign, execute and deliver by virtue of this power of attorney ("Power of Attorney"), and all else that the said Attorney-In-Fact and agents shall do or cause to be done by virtue hereof. Royce acknowledges that the foregoing Attorney-In-Fact, in serving in such capacity at her request, is not assuming, nor is the Company assuming, any of Royce's responsibilities to comply with Section 16.

This Power of Attorney shall remain in full force and effect until Royce is no longer required to file Forms ID, 3, 4 and 5 with respect to her holdings of, and transactions in, securities issued by the Company, unless earlier terminated by the Attorney-In-Fact, and commences on the day and year written below.

This Power of Attorney shall be terminable by DeMakes at anytime and for any reason during the period of this Power of Attorney. Royce shall have no power to terminate this Power of Attorney for its duration without prior notice to the Company.

This Power of
Attorney shall be governed by and the rights of the parties shall be construed in accordance with the laws of the state of New York (without reference to choice of law doctrine to the extent that the application of the laws of another jurisdiction would be required thereby).

IN
WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 23rd day of June, 2005.

Signature:  /s/ Elaine M.
Royce
Name:		   Elaine M. Royce


STATE OF NEW YORK


COUNTY OF WESTCHESTER



	On this 23rd day of June, 2005,
before me personally appeared Elaine M. Royce, to me personally known, who, being duly sworn, says that she resides at 52 Old Orchard Lane, Scarsdale, NY, and he acknowledged that the execution of the foregoing Power of Attorney was her free act and deed.




Tara C.
DeMakes
Notary Public




My Commission
Expires: November 1, 2005